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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report on the financial statements of Altsys Corporation dated November 28, 1994, incorporated by reference in this Form 10-K, which is incorporated by reference into the previously filed registration statements on Form S-8 (Nos. 33-74202, 33-84208, 33-89092) of Macromedia, Inc. and subsidiaries. It should be noted that we have audited the financial statements of Altsys Corporation for the year ended December 31, 1993, and the nine-month period ended September 30, 1994. We have not audited any financial statements subsequent to September 30, 1994, or performed any audit procedures subsequent to the date of our report.


Arthur Andersen LLP


Dallas, Texas
June 18, 1996



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